NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0174 Dated July 23, 1997        Rule 424(b)(2)
(To Prospectus dated July 12, 1996 and                 File number: 333-7229
Prospectus Supplement dated November 8, 1996)


Subordinated Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  50,000,000.00
Issue Price:                                                 100% (1)
Commission or Discount:                    0.750%    $     375,000.00

Proceeds to Company:                      99.250%    $  49,625,000.00

Agent: NationsBanc Capital Markets, Inc., as Principal (1) Merrill Lynch & Co., as Principal (1)
                          $25,000,000 respectively

Original Issue Date:              July 30, 1997

Stated Maturity Date:             July 30, 2012

Cusip #:                          63858S-BK-4

Form:                             Book entry only

Interest Rate:                    7.190% per annum

Interest Payment Dates:           30th of each January and July, commencing on
                                  January 30, 1998


Discount Note?                                              No
May the Notes be redeemed by the Company prior to maturity? Yes   (See below)

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring July 30, 2002 at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of       No
the holder?






(1): Notes purchased by each Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent.